SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Avanex Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Special Stockholder Meeting

July 25, 2003 at 10:00 a.m.
Avanex Corporation
40919 Encyclopedia Circle
Fremont, CA 94538

For more information:
 If you have questions about the voting, or if you need additional copies of the proxy statement or your proxy card, please contact our proxy solicitor, Morrow & Co., Inc. at this toll free number: 1-800-607-0088.

This document contains forward-looking statements, including forward-looking statements regarding the amount and timing of synergies and cost reductions that may be achieved in connection with the transactions, the strength of the combined company’s balance sheet following the transactions, the combined company’s technology expertise, sales opportunities, customer base, competitive position, patents, product offerings, employees, facilities, prevailing market conditions, strategies and the company’s ability to successfully fulfill its customers’ needs. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include the possibility that the transactions may not close, the failure of the company to retain key employees, the failure of the company to manage the cost of integrating the businesses and assets being acquired, general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance and higher than anticipated expenses the company may incur in future quarters. In addition, please refer to the risk factors contained in Avanex’s SEC filings including, without limitation, Avanex’s most recent Quarterly Report on Form 10-Q filed with the SEC on May 9, 2003.

Additional information about the transactions and where to find it
On June 20, 2003, Avanex filed a definitive proxy statement describing the proposed transactions with Alcatel and Corning Incorporated with the United States Securities and Exchange Commission (“SEC”). On or about June 20, 2003, Avanex mailed the definitive proxy statement to its stockholders in connection with the proposed transactions. In addition, Avanex will file other information and documents concerning the proposed transactions and its business with the SEC. INVESTORS AND STOCKHOLDERS OF AVANEX ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS FILED BY AVANEX WITH THE SEC BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT AVANEX AND THE PROPOSED TRANSACTIONS. These documents are available without charge on the SEC’s web site at www.sec.gov and may be obtained without charge from the SEC at telephone number 800-SEC-0330. INVESTORS AND STOCKHOLDERS OF AVANEX SHOULD READ THE DEFINITIVE PROXY STATEMENT CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

Avanex’s executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Avanex in favor of the share issuances in connection with the transactions. A description of the interests of Avanex’s executive officers and directors in Avanex is set forth in the proxy statement for Avanex’s 2002 Annual Meeting of Stockholders, which was filed with the SEC on September 23, 2002. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of Avanex’s executive officers and directors in the transactions by reading the definitive proxy statement filed with the SEC on June 20, 2003.

Dear Stockholder:

We recently mailed to you proxy materials for a Special Meeting of Stockholders to be held on July 25, 2003. According to our records, your vote has not been received.

Your shares can not be voted unless you give your specific instructions and sign, date, and return your proxy card. Telephone and Internet voting instructions are also provided on your proxy card.

The board of directors unanimously recommends that stockholders vote “FOR” the issuance of common stock to both Alcatel and Corning Incorporated. Please be aware that the completion of each transaction is conditioned upon the completion of the other.

Your vote is extremely important.
Please vote today.

To receive a copy of the proxy materials please feel free to contact Morrow & Co at this toll free number: 1-(800)-607-0088.

If you have any questions regarding the acquisitions by Avanex of the optical components businesses of Alcatel and Corning Incorporated please feel free to contact the company directly at: 1-(510)-897-4162.

Sincerely,

Walter Alessandrini
Avanex Chairman and CEO

The acquisitions of the optical components businesses of Alcatel and Corning by Avanex Corporation

Vote “For” Creation Of
Stockholder Value

Why should I vote for the proposals related to the acquisitions?
 The acquisitions of the optical components businesses of Alcatel and Corning Incorporated by Avanex will position Avanex as an industry leader with a broad customer base, a full suite of industry-leading products, a competitive cost structure, strong manufacturing expertise and world-renowned R&D capabilities.

How will Avanex shares be affected?
 In connection with the acquisition of the optical components business of Alcatel, Alcatel will receive shares of Avanex common stock representing 28% of the outstanding shares of Avanex common stock on a post-transaction basis, which, as of June 16, 2003, would equal approximately 35,367,000 shares. In connection with the acquisition of the optical components business of Corning, Corning will receive shares of Avanex common stock representing 17% of the outstanding shares of Avanex common stock on a post-transaction basis, which, as of June 16, 2003, would equal approximately 21,473,000 shares.

What approvals are required to complete the transactions?
 A “FOR” vote by a majority of the Avanex shares represented at the Avanex special meeting to be held on July 25, 2003 is required to approve the issuance of shares of Avanex common stock in connection with the transactions. Stockholders will vote on each of the two proposals separately, and each transaction is conditioned upon the completion of the other transaction.

“The board of directors of Avanex has unanimously approved the acquisitions and recommends that you vote “FOR” the proposals related to the acquisitions.”

Walter Alessandrini
Chairman, President and Chief Executive Officer
Avanex Corporation

WHAT DOES THIS VOTE MEAN TO AVANEX?

     • The new Avanex will become one of the leading
providers of optical components to carriers and equipment
vendors
     • Avanex will have one of the industry’s broadest
ranges of integrated subsystems and modules and active and
passive optical components, including lasers, detectors,
pumps and modulators, interleavers, fiber Bragg gratings,
dispersion compensation modules, amplifiers, transponders
and thin-film filter-based modules
     • Avanex will have facilities in Fremont, CA and
manufacturing and R&D facilities in Erwin Park, NY, Nozay,
France, Livingston, U.K., and Milan, Italy, and will have
approximately 1,500 employees worldwide
     • Avanex will have a broad intellectual property
portfolio with core expertise in fiber optics, will hold
more than 1,500 patents and will be licensed to thousands
more patents
     • The combined companies had quarterly sales of
approximately $25 million in the quarter ended March 31,
2003, which would place the combined company in the top
three in global market share
     • Avanex expects to have more than $250 million cash
following completion of these transactions

Company Profiles

Alcatel Optronics

     • Optical components subsidiary of Alcatel
     • Primary optical components supplier to Alcatel,
which has agreed to purchase optical solutions from Avanex
for at least three years
     • Manufactures optical components, modules and
integrated subsystems for use in terrestrial and submarine
optical networks
     • Products include lasers and detectors, pumps, FBGs,
PLCs, transponders and amplifiers
     • Headquartered in Nozay, France
     • Strong presence worldwide

Corning Optical Components

     • Avanex will purchase the optical components portion
of the photonic technologies business of Corning
Incorporated
     • Manufactures optical components, modules and
integrated subsystems for use in long-haul and
metropolitan networks
     • Innovator and technology leader in amplifiers and
fiber-based dispersion compensation modules
     • Headquartered in Corning, NY
     • Customers in North America, Europe and Asia

The New Avanex

     • Increased product breadth, from 8 product lines to 15 product lines
     • Expanded customer depth, from 10 customers to more
than 20, including Alcatel, Cisco, Lucent, Marconi, Nortel
and Siemens
     • The combined companies had quarterly sales of
approximately $25 million in the quarter ended March 31,
2003, compared to Avanex’s sales of approximately $5
million during the same period
     • Expanded patent portfolio, from 160 to more than 1,500
     • Improved financial position, from approximately
$130 million in cash to more than $250 million in cash
     • With this transaction, Avanex embarks on its goal
to be the leading provider of optical solutions to
telecommunication customers worldwide

Answers to your questions

Q: What is the Alcatel Optronics Share Acquisition?
 A: Pursuant to the purchase agreement, Avanex will acquire all of the outstanding equity of Alcatel Optronics France SA, a subsidiary of Alcatel that operates the optical components division of Alcatel, and, as a result, the Alcatel Optronics Share Acquisition will combine the businesses of Avanex and the optical components division of Alcatel. Alcatel will receive as consideration shares of Avanex common stock representing 28% of the outstanding shares of Avanex common stock on a post-transaction basis, which, as of June 16, 2003, would equal approximately 35,367,000 shares. In addition, in connection with the Alcatel Optronics Share Acquisition, Alcatel will contribute to the ongoing business an amount equal to the sum of $40 million plus € 64.6 million, approximately € 49.6 million of which is intended to fund certain anticipated restructuring costs. The amount intended to cover anticipated restructuring costs may change based upon the amount of restructuring that is implemented by Alcatel prior to the completion of the Alcatel Optronics Share Acquisition.

Q: What is the Corning Asset Purchase?
 A. Pursuant to the purchase agreement, Avanex will acquire certain assets and assume certain liabilities of the photonic technologies business of Corning Incorporated, and, as a result, the Corning Asset Purchase will combine the businesses of Avanex and portions of the photonic technologies business of Corning. Corning will receive as consideration shares of Avanex common stock representing 17% of the outstanding shares of Avanex common stock on a post-transaction basis, which, as of June 16, 2003, would equal approximately 21,473,000 shares. In addition, in connection with the Corning Asset Purchase, Corning will contribute approximately $20 million in cash to the ongoing business.

Q: Will Avanex stockholders receive any consideration as a result of the Alcatel Optronics Share Acquisition or the Corning Asset Purchase?
 A: No. Avanex stockholders will not receive consideration as a result of the Alcatel Optronics Share Acquisition or the Corning Asset Purchase.

Q: What vote is required by Avanex stockholders to approve the issuances of Avanex common stock in connection with the Alcatel Optronics Share Acquisition and the Corning Asset Purchase?
 A: The affirmative vote of the holders of a majority of the Avanex shares represented at the Avanex special meeting at which a quorum is present is required to approve each of the issuances of Avanex common stock in connection with the Alcatel Optronics Share Acquisition and the Corning Asset Purchase. Avanex stockholders who collectively held approximately 6.9% of the outstanding common stock of Avanex as of June 5, 2003 have agreed to vote all of their shares in favor of the issuances of Avanex common stock in connection with the Alcatel Optronics Share Acquisition and the Corning Asset Purchase.

Answers to your questions continued

Q: Does Avanex’s board of directors recommend voting in favor of the issuances of Avanex common stock in connection with the Alcatel Optronics Share Acquisition and the Corning Asset Purchase?
 A: Yes. After careful consideration, Avanex’s board of directors unanimously determined that the Alcatel Optronics Share Acquisition and the Corning Asset Purchase are each fair to, and in the best interests of, Avanex and its stockholders. Avanex’s board of directors unanimously recommends that Avanex stockholders vote FOR the issuance of Avanex common stock in connection with the Alcatel Optronics Share Acquisition and FOR the issuance of Avanex common stock in connection with the Corning Asset Purchase. For a description of the factors considered by the Avanex board of directors in making its determination, see the section entitled “The Alcatel Optronics Share Acquisition and the Corning Asset Purchase — Reasons for the Alcatel Optronics Share Acquisition and the Corning Asset Purchase’’ on page 49 of the proxy statement.

Q: What happens if only one of the two proposals is approved?
 A: The completion of each of the transactions is conditioned upon the satisfaction or waiver of the conditions to the closing of the other transaction, including stockholder approval. If the Avanex stockholders do not approve the issuance of shares in connection with the Corning Asset Purchase then that transaction will not be completed, and, as a result, the Alcatel Optronics Share Acquisition will only be completed if Avanex and Alcatel waive the condition that the issuance of shares in connection with the Corning Asset Purchase be approved by the Avanex stockholders. If the Avanex stockholders do not approve the issuance of shares in connection with the Alcatel Optronics Share Acquisition then that transaction will not be completed, and, as a result, the Corning Asset Purchase will only be completed if Avanex and Corning waive the condition that the issuance of shares in connection with the Alcatel Optronics Share Acquisition be approved by Avanex stockholders. Therefore, it is likely that if our stockholders approve only one of the two proposals, we will not be able to complete either transaction.

Q: When do you expect to complete the Alcatel Optronics Share Acquisition and the Corning Asset Purchase?
 A: We are working to complete the Alcatel Optronics Share Acquisition and the Corning Asset Purchase as quickly as possible. We hope to complete the Alcatel Optronics Share Acquisition and the Corning Asset Purchase during the third calendar quarter of 2003.
For a description of the conditions to completion of the Alcatel Optronics Share Acquisition and the Corning Asset Purchase, see the section entitled “The Purchase Agreement — Conditions to the Completion of the Transactions’’ on page 60 of the proxy statement.

Q: What do I need to do now?
 A: We urge you to carefully read and consider the information contained in the proxy statement, including the annexes, and to consider how the Alcatel Optronics Share Acquisition and the Corning Asset Purchase will affect you as a stockholder. You also may want to review the documents referenced in the section entitled “Where You Can Find More Information’’ on page 127 of the proxy statement. You should then vote as soon as possible in accordance with the instructions provided in the proxy statement and on the proxy card you received in the mail.

Q: How do I vote?
 A: Please complete and sign your proxy card and return it in the return envelope provided to you as soon as possible so that your shares may be represented at the special meeting. If you return your proxy card but do not include instructions on how to vote your proxy, Avanex will vote your shares FOR the proposals being made at the special meeting unless your shares are held in “street name’’ in a brokerage account. You may also vote your shares by telephone or through the Internet by following the instructions indicated on the proxy card or attend the special meeting and vote in person instead of submitting a proxy.

Q: What happens if I do not vote?
 A: If you do not submit a proxy card or vote at the special meeting, your shares will not be counted as present for the purpose of determining a quorum and will not be voted on the proposals . If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against the issuance of Avanex common stock in connection with the Alcatel Optronics Share Acquisition and a vote against the issuance of Avanex common stock in connection with the Corning Asset Purchase.

Q: If my shares are held in “street name’’ by my broker, will my broker vote my shares for me?
 A: Your broker cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker. For a more complete description of voting shares held in “street name,’’ see the section entitled “Special Meeting of Avanex Stockholders’’ on page 41 of the proxy statement.

Q: Can I change my vote after I have mailed my signed proxy card?
 A: Yes. If you want to change your vote, send to the corporate secretary of Avanex a later-dated, signed proxy card before the special meeting or attend the special meeting and vote in person. You may also revoke your proxy by sending written notice to the corporate secretary before the special meeting. If you have instructed your broker to vote your shares, you must follow your broker’s directions in order to change those instructions.

Q: Whom should I call with questions?
 A: If you have any questions about the Alcatel Optronics Share Acquisition or the Corning Asset Purchase, you should contact:
Avanex Corporation
 40919 Encyclopedia Circle
Fremont, California 94538
Tel: (510) 897-4162
Attn: Investor Relations
You may also obtain additional information about Avanex from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information’’ on page 127 of the proxy statement.